Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 11, 2005, with respect to the consolidated financial statements of Eyetech Pharmaceuticals, Inc. as of December 31, 2004 and 2003 and the three years ended December 31, 2004 included in this current report on Form 8-K/A.
/s/ Ernst & Young LLP
MetroPark, New Jersey
December 6, 2005